Exhibit 99.1

Griffon Corporation Announces Fourth Quarter and Annual Results

NEW YORK, NEW YORK, November 13, 2013 – Griffon Corporation (“Griffon” or the “Company”) (NYSE: GFF) today reported results for the fourth quarter and fiscal year ended September 30, 2013.

Fourth quarter revenue totaled $449 million, increasing approximately $2 million over the prior year quarter. Home and Building Products (“HBP”) and Clopay Plastics (“Plastics”) revenue increased 8% and 3%, respectively, while Telephonics revenue decreased 13%, all in comparison to the prior year quarter.

For the current quarter, Segment adjusted EBITDA totaled $46.2 million, increasing 24% compared to $37.2 million reported in the prior year quarter. Segment adjusted EBITDA is defined as net income from continuing operations, excluding interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead), restructuring charges, acquisition-related expenses, and gains (losses) from pension settlement and debt extinguishment, as applicable.

Fourth quarter income from continuing operations totaled $3.4 million, or $0.06 per share, compared to $3.4 million, or $0.06 per share, in the prior year quarter. Current quarter results included restructuring costs of $1.2 million ($0.8 million, net of tax, or $0.01 per share) and discrete tax expenses, net, of $1.5 million, or $0.03 per share. The prior year quarter included restructuring and acquisition costs of $3.2 million ($2.1 million, net of tax, or $0.04 per share) and discrete tax benefits, net, of $3.5 million or $0.06 per share. Excluding these items from both periods, current quarter adjusted income from continuing operations was $5.7 million, or $0.10 per share, compared to $2.0 million, or $0.04 per share, in the prior year quarter.

For the full year 2013, revenue totaled $1,871 million, a 1% increase over the prior year. Telephonics revenue increased 3% over the prior year, while HBP and Plastics revenue both were in line with the prior year.

For the full year 2013, Segment adjusted EBITDA totaled $181.4 million, increasing 6% compared to $171.0 million in the prior year.

For the full year, Income from continuing operations totaled $6.8 million, or $0.12 per share, compared to $17.0 million, or $0.30 per share, in the prior year. Current year results included restructuring costs of $13.3 million ($8.3 million, net of tax, or $0.15 per share), a loss on pension settlement of $2.1 million ($1.4 million, net of tax, or $0.02 per share) and discrete tax benefits, net, of $0.3 million, or $0.01 per share. The prior year included restructuring and acquisition costs of $5.2 million ($3.4 million, net of tax, or $0.06 per share) and discrete tax benefits, net, of $5.1 million or $0.09 per share. Excluding these items from both periods, current year adjusted income from continuing operations was $16.1 million, or $0.29 per share, compared to $15.3 million, or $0.27 per share, in the prior year.

Ronald J. Kramer, Chief Executive Officer, commented, “We are very pleased with our results for this quarter and year. Our companies are poised for further growth and improved profitability as the global economic recovery accelerates. We are committed to increasing shareholder value through organic growth, a disciplined approach to capital investment, and our ongoing evaluation of additional strategic transactions. Equally, we will continue to return cash to our shareholders through both increased share repurchases and dividends.”

The current quarter and year Net income of $0.4 million and $3.8 million, respectively, included a $3.0 million, net of tax, loss from operations of discontinued businesses, compared to zero in the prior year periods. In 2013, the Company recorded a $4.7 million charge to discontinued operations increasing casualty insurance and environmental reserves. The charge related to ongoing and potential future Homeowner Association claims related to the Installation Services business segment where claims experience has been greater than anticipated when reserves were initially established in 2008. The adjustment to environmental reserves relates to changes in status of and approach to cleanup requirements for businesses discontinued several years ago.

Segment Operating Results

Telephonics

Revenue in the current quarter totaled $106 million, decreasing 13% compared to the prior year quarter. The prior year benefitted from acceleration in the delivery schedule of the Light Airborne Multi-purpose Systems Multi Mode Radar (“LAMPS MMR”). Also affecting the comparison, the prior year quarter included $2 million of revenue related to electronic warfare programs where Telephonics serves as contract manufacturer; the current quarter had no such revenue.

Fourth quarter segment adjusted EBITDA was $18.2 million, increasing 33% from the prior year quarter, mainly driven by product mix, benefitting from a greater concentration of Wireless ICS products, and lower expenditures associated with the timing of research and development (“R&D”) initiatives and proposal efforts.

Revenue in 2013 of $453 million increased 3% compared to the prior year. The current and prior year periods included $33.3 million and $24.1 million, respectively, of revenue related to electronic warfare programs. Excluding revenue from these programs, current year revenue increased 1% from the prior year, primarily due to the timing of work performed on Multi-Mode Surveillance Radars (“MMSR”) for international pursuits as well as the Firescout contract.

Segment adjusted EBITDA for 2013 was $63.2 million, increasing 4% from the prior year, mainly driven by increased revenue and lower expenditures associated with the timing of R&D initiatives and proposal efforts. The prior year benefitted from higher gross profit from favorable manufacturing efficiencies, which were primarily due to the LAMPS MMR.

Contract backlog totaled $444 million at September 30, 2013 compared to $451 million at September 30, 2012 with approximately 72% expected to be filled within the next twelve months.

Plastic Products

Revenue in the current quarter totaled $145 million, increasing 3% compared to the prior year quarter. The increase reflected favorable mix (4%), partially offset by lower volume (1%), a portion of which was attributable to Plastics exiting certain low margin products. The impacts from currency and resin were not significant in the quarter.

Fourth quarter segment adjusted EBITDA was $14.3 million, increasing 14% from the prior year quarter, driven by product mix and continued efficiency improvements, partially offset by an unfavorable resin impact of $2.7 million and lower volume. Plastics adjusts customer selling prices, based on underlying resin costs, on a delayed basis.

Revenue in 2013 of $563 million was essentially flat compared to the prior year. Excluding a 1% impact of foreign translation, revenue increased 1% over the prior year mainly due to favorable mix (1%) and the pass through of higher resin costs in customer selling prices (1%), partially offset by lower volume (1%), a portion of which was attributable to Plastics exiting certain low margin products.

Segment adjusted EBITDA for 2013 was $48.1 million, increasing 20% from the prior year, driven by product mix, continued efficiency improvements and the positive impact of restructuring initiatives undertaken during the year, partially offset by approximately $7 million of unfavorable impact of higher resin costs, which had not yet been reflected in increased selling prices.

Home & Building Products

Revenue in the current quarter totaled $198 million, increasing 8% compared to the prior year quarter. Ames True Temper’s (“ATT”) revenue increased 9% in comparison to the prior year quarter due to improved snow, lawn and wheelbarrow sales. Clopay Building Products (“CBP”) revenue increased 7%, mainly due to improved volume and favorable mix.

Fourth quarter segment adjusted EBITDA was $13.8 million, increasing 25% compared to the prior year quarter. The increase resulted primarily from higher volume and favorable mix at CBP, partially offset by certain ATT manufacturing inefficiencies in connection with its plant consolidation initiative. These inefficiencies are expected to continue until the initiative is completed in 2014.

Revenue in 2013 totaled $855 million, in line with the prior year. CBP revenue increased 3%, mainly due to somewhat higher volume and favorable mix. ATT’s revenue decreased 3% compared to the prior year. ATT snow tool sales were impacted by lack of snowfall during the snow season and resultant reduced demand for snow tools; in addition, retailers held high levels of snow tool inventory carried over from the prior year, further affecting 2013 snow tool sales. ATT sales in North America were also impacted by unfavorable weather conditions throughout the spring planting season, affecting lawn and garden tool sales.

Segment adjusted EBITDA for 2013 was $70.1 million, essentially flat compared to prior year resulting from the impact of lower ATT revenue, which affected absorption of manufacturing expenses, and manufacturing inefficiencies in connection with its plant consolidation initiative, partially offset by reduced ATT warehouse and distribution costs, other cost control initiatives and $0.9 million in Byrd Amendment receipts (anti-dumping compensation from the U.S. government). CBP increased volume, favorable mix and improved distribution and manufacturing efficiencies contributed to the reported profit.

Taxes

The effective tax rates for continuing operations for the current and prior year were 52.6% and 22.5%, respectively. The rates include discrete benefits in the current and prior year of $0.3 million and $5.1 million, respectively, primarily resulting from the release of previously established reserves for uncertain tax positions on conclusion of tax audits, benefits from various tax planning initiatives in the prior year and benefits/provisions arising on the filing of tax returns in various jurisdictions.

Excluding discrete items, the effective tax rates for the current and prior year were 54.9% and 45.8%, respectively.  Rates in both years reflect the impact of permanent differences not deductible in determining taxable income, mainly limited deductibility of restricted stock, tax reserves and of changes in earnings mix between domestic and non-domestic operations, all of which are material relative to the level of pretax result.

Restructuring

In January 2013, ATT announced its intention to close certain manufacturing facilities and consolidate affected operations primarily into its Camp Hill and Carlisle, PA locations. The intended actions, to be completed by the end of calendar 2014, will improve manufacturing and distribution efficiencies, allow for in-sourcing of certain production currently performed by third party suppliers, and improve material flow and absorption of fixed costs. Management estimates that, upon completion, these actions will result in annual cash savings exceeding $10 million, based on current operating levels.

ATT anticipates incurring pre-tax restructuring and related exit costs approximating $8.0 million, comprised of cash charges of $4.0 million and non-cash, asset-related charges of $4.0 million. The cash charges will include $3.0 million for personnel-related costs and $1.0 million for facility exit costs. ATT expects $20 million in capital expenditures in connection with this initiative and, to date, has incurred $6.6 million and $11.9 million in restructuring costs and capital expenditures, respectively.

In 2013 and 2012, HBP recognized $7.7 million and $0.9 million, respectively, in restructuring and other related exit costs. In 2013, restructuring and other related charges primarily related to one-time termination benefits, facility costs, other personnel costs and asset impairment charges related to the ATT and CBP plant consolidation initiatives. In 2012, ATT restructuring and other related exit costs related primarily to termination benefits for operating personnel due to the closing of the Bernie, MO facility and other administrative personnel. During 2013, CBP completed the consolidation of its Auburn, Washington facility into its Russia, Ohio facility. HBP has reduced headcount by 144 since the beginning of 2011.

In February 2013, Plastics announced a restructuring project, primarily in Europe, to exit low margin business and eliminate approximately 80 positions, resulting in restructuring charges of $4.8 million in the second quarter of this year, primarily for one-time termination benefits and other personnel costs. The project is substantially complete.

During 2013, Telephonics recognized $0.8 million in restructuring costs in connection with the termination of a facility lease. The facility was vacated as a result of the headcount reductions and changes in organizational structure Telephonics undertook in the past two years. In 2012, Telephonics recognized $3.8 million of restructuring charges primarily related to a voluntary early retirement plan and other restructuring costs. Telephonics has reduced headcount by 185 since the beginning of 2011.

Balance Sheet and Capital Expenditures

At September 30, 2013, the Company had cash and equivalents of $178 million, total debt outstanding of $689 million, net of discounts, and $200 million available for borrowing, subject to certain loan covenants, under its revolving credit facility. Capital expenditures were $62.9 million in 2013.

Stock Repurchases

During 2013, the Company purchased 2.4 million shares of its common stock under an authorized stock repurchase plan, for $26.3 million. At September 30, 2013, the Company had a remaining authorization of $12.0 million.

Conference Call Information

The Company will hold a conference call today, November 13, 2013, at 4:30 PM ET.

The call can be accessed by dialing 1-800-946-0712 (U.S. participants) or 1-719-325-2453 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference.

 A replay of the call will be available starting on November 13, 2013 at 7:30 PM ET by dialing 1-877-870-5176 (U.S.) or 1-858-384-5517 (International), and entering the conference ID number: 6312379. The replay will be available through November 27, 2013.

Forward-looking Statements

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income, earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon Corporation (the “Company” or “Griffon”) operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; the Company’s ability to achieve expected savings from cost control, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Telephonics Corporation supplies products, including as a result of sequestration; increases in the cost of raw materials such as resin and steel; changes in customer demand; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in the Company’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which could impact margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation; unfavorable results of government agency contract audits of Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain Griffon’s operating companies; and possible terrorist threats and actions and their impact on the global economy. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation

Griffon Corporation is a diversified management and holding company that conducts business through wholly owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon currently conducts its operations through three segments:

•	Home & Building Products consists of two companies, Ames True Temper, Inc. (“ATT”) and Clopay Building Products Company, Inc. (“CBP”):

-	ATT is a global provider of non-powered landscaping products that make work easier for homeowners and professionals.

-	CBP is a leading manufacturer and marketer of residential, commercial and industrial garage doors to professional installing dealers and major home center retail chains.

•	Telephonics Corporation designs, develops and manufactures high-technology, integrated information, communication and sensor system solutions for use in military and commercial markets worldwide.

•	Clopay Plastic Products Company, Inc. is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial applications.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffoncorp.com.

Company Contact:	Investor Relations Contact:
Douglas J. Wetmore	Anthony Gerstein
Chief Financial Officer	Senior Vice President
Griffon Corporation	ICR Inc.
(212) 957-5000	(646) 277-1242
712 Fifth Avenue, 18th Floor
New York, NY 10019

Griffon evaluates performance and allocates resources based on each segment’s operating results before interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead), restructuring charges, acquisition-related expenses, and gains (losses) from pension settlement and debt extinguishment, as applicable (“Segment adjusted EBITDA”). Griffon believes this information is useful to investors.

The following table provides a reconciliation of Segment adjusted EBITDA to Income (loss) from continuing operations before taxes:

GRIFFON CORPORATION AND SUBSIDIARIES

OPERATING HIGHLIGHTS

(in thousands)

	(Unaudited) For the Three Months Ended September 30,		For the Years Ended September 30,
REVENUE	2013	2012	2013	2012
Home & Building Products:
ATT	$77,671	$71,492	$419,549	$433,866
CBP	120,765	112,849	435,416	422,674
Home & Building Products	198,436	184,341	854,965	856,540
Telephonics	105,673	121,882	453,351	441,503
Plastics	144,900	141,213	563,011	563,102
Total consolidated net sales	$449,009	$447,436	$1,871,327	$1,861,145

Segment adjusted EBITDA:
Home & Building Products	$13,792	$11,033	$70,064	$70,467
Telephonics	18,184	13,653	63,199	60,565
Plastics	14,268	12,538	48,100	40,000
Total Segment adjusted EBITDA	46,244	37,224	181,363	171,032
Net interest expense	(13,042)	(12,940)	(52,167)	(51,715)
Segment depreciation and amortization	(17,839)	(17,491)	(70,306)	(65,864)
Unallocated amounts	(7,013)	(6,305)	(29,153)	(26,346)
Restructuring charges	(1,214)	(2,894)	(13,262)	(4,689)
Acquisition costs	—	(299)	—	(477)
Loss on pension settlement	—	—	(2,142)	—
Income (loss) before taxes from continuing operations	$7,136	$(2,705)	$14,333	$21,941

The following is a reconciliation of each segment’s operating results to Segment adjusted EBITDA:

GRIFFON CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

BY REPORTABLE SEGMENT

(in thousands)

(Unaudited)

	Three Months Ended September 30,		Years Ended September 30,
	2013	2012	2013	2012
Home & Building Products
Segment operating profit	$3,475	$1,670	$26,130	$37,082
Depreciation and amortization	9,103	8,463	36,195	32,034
Restructuring charges	1,214	601	7,739	874
Acquisition costs	—	299	—	477
Segment adjusted EBITDA	13,792	11,033	70,064	70,467

Telephonics
Segment operating profit	16,086	9,061	55,076	49,232
Depreciation and amortization	2,098	2,299	7,373	7,518
Restructuring charges	—	2,293	750	3,815
Segment adjusted EBITDA	18,184	13,653	63,199	60,565

Clopay Plastic Products
Segment operating profit	7,630	5,809	16,589	13,688
Depreciation and amortization	6,638	6,729	26,738	26,312
Restructuring charges	—	—	4,773	—
Segment adjusted EBITDA	14,268	12,538	48,100	40,000

All segments:
Income from operations - as reported	19,047	9,722	63,854	72,420
Unallocated amounts	7,013	6,305	29,153	26,346
Other, net	1,131	513	2,646	1,236
Loss on pension settlement	—	—	2,142	—
Segment operating profit	27,191	16,540	97,795	100,002
Depreciation and amortization	17,839	17,491	70,306	65,864
Restructuring charges	1,214	2,894	13,262	4,689
Acquisition costs	—	299	—	477
Segment adjusted EBITDA	$46,244	$37,224	$181,363	$171,032

Unallocated amounts typically include general corporate expenses not attributable to any reportable segment.

GRIFFON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME(LOSS)
(in thousands, except per share data)

	(Unaudited) Three Months Ended September 30,		Years Ended September 30,
	2013	2012	2013	2012
Revenue	$449,009	$447,436	$1,871,327	$1,861,145
Cost of goods and services	342,902	349,785	1,453,742	1,442,340
Gross profit	106,107	97,651	417,585	418,805

Selling, general and administrative expenses	85,846	85,035	340,469	341,696
Restructuring and other related charges	1,214	2,894	13,262	4,689
Total operating expenses	87,060	87,929	353,731	346,385

Income from operations	19,047	9,722	63,854	72,420

Other income (expense)
Interest expense	(13,074)	(13,007)	(52,520)	(52,007)
Interest income	32	67	353	292
Other, net	1,131	513	2,646	1,236
Total other income (expense)	(11,911)	(12,427)	(49,521)	(50,479)

Income (loss) before taxes	7,136	(2,705)	14,333	21,941
Provision (benefit) for income taxes	3,688	(6,153)	7,543	4,930
Income from continuing operations	$3,448	$3,448	$6,790	$17,011

Discontinued operations:
Loss from operations of discontinued businesses	(4,651)	—	(4,651)	—
Benefit from income taxes	1,628	—	1,628	—
Loss from discontinued operations	(3,023)	—	(3,023)	—
Net income	$425	$3,448	$3,767	$17,011

Income from continuing operations	$0.06	$0.06	$0.12	$0.30
Loss from discontinued operations	(0.06)	0.00	(0.06)	0.00
Basic earnings per common share	$0.01	$0.06	$0.07	$0.30
Weighted-average shares outstanding	53,950	55,560	54,428	55,914

Income from continuing operations	$0.06	$0.06	$0.12	$0.30
Loss from discontinued operations	(0.05)	0.00	(0.05)	0.00
Diluted earnings per common share	$0.01	$0.06	$0.07	$0.30
Weighted-average shares outstanding	56,043	57,374	56,563	57,329

Net income	$425	$3,448	$3,767	$17,011
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	7,715	6,727	(3,090)	(6,754)
Pension amortization	14,471	(6,645)	19,310	(5,081)
Gain on cash flow hedge	(13)	—	—	—
Total other comprehensive income (loss), net of taxes	22,173	82	16,220	(11,835)
Comprehensive income	$22,598	$3,530	$19,987	$5,176

GRIFFON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	At September 30, 2013	At September 30, 2012
CURRENT ASSETS
Cash and equivalents	$178,130	$209,654
Accounts receivable, net of allowances of $6,136 and $5,433	256,215	239,857
Contract costs and recognized income not yet billed, net of progress payments of $6,941 and $3,748	109,828	70,777
Inventories, net	230,120	257,868
Prepaid and other current assets	48,903	47,472
Assets of discontinued operations	1,214	587
Total Current Assets	824,410	826,215
PROPERTY, PLANT AND EQUIPMENT, net	353,593	356,879
GOODWILL	357,730	358,372
INTANGIBLE ASSETS, net	221,391	230,473
OTHER ASSETS	28,580	31,317
ASSETS OF DISCONTINUED OPERATIONS	3,075	2,936
Total Assets	$1,788,779	$1,806,192
CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$10,768	$17,703
Accounts payable	163,610	141,704
Accrued liabilities	106,743	110,337
Liabilities of discontinued operations	3,288	3,639
Total Current Liabilities	284,409	273,383
LONG-TERM DEBT, net of debt discount of $13,246 and $16,607	678,487	681,907
OTHER LIABILITIES	170,675	193,107
LIABILITIES OF DISCONTINUED OPERATIONS	4,744	3,643
Total Liabilities	1,138,315	1,152,040
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	650,464	654,152
Total Liabilities and Shareholders’ Equity	$1,788,779	$1,806,192

GRIFFON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended September 30,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,767	$17,011
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	3,023	—
Depreciation and amortization	70,748	66,264
Stock-based compensation	12,495	10,439
Asset impairment charges - restructuring	4,316	—
Provision for losses on accounts receivable	1,801	1,212
Amortization of deferred financing costs and debt discounts	6,232	6,023
Deferred income taxes	5,075	(2,627)
(Gain) loss on sale/disposal of assets	(498)	56
Change in assets and liabilities, net of assets and liabilities acquired:
(Increase) decrease in accounts receivable and contract costs and recognized income not yet billed	(58,026)	27,269
Decrease in inventories	26,887	9,011
(Increase) decrease in prepaid and other assets	6,678	(3,281)
Decrease in accounts payable, accrued liabilities and income taxes payable	652	(46,368)
Other changes, net	2,533	5,121
Net cash provided by operating activities	85,683	90,130
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(64,441)	(68,851)
Acquired business, net of cash acquired	—	(22,432)
Proceeds from sale of assets	1,573	309
Net cash used in investing activities	(62,868)	(90,974)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(5,825)	(4,743)
Purchase of shares for treasury	(32,521)	(10,382)
Proceeds from issuance of long-term debt	303	4,000
Payments of long-term debt	(16,867)	(18,546)
Change in short-term borrowings	2,950	(1,859)
Financing costs	(833)	(97)
Tax effect from exercise/vesting of equity awards, net	150	834
Other, net	394	100
Net cash used in financing activities	(52,249)	(30,693)
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(2,090)	(2,801)
Net cash used in discontinued operations	(2,090)	(2,801)
Effect of exchange rate changes on cash and equivalents	—	963
NET DECREASE IN CASH AND EQUIVALENTS	(31,524)	(33,375)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	209,654	243,029
CASH AND EQUIVALENTS AT END OF PERIOD	$178,130	$209,654

Griffon evaluates performance based on Earnings per share from continuing operations and Income from continuing operations excluding restructuring charges, acquisition-related expenses, gains (losses) from pension settlement and debt extinguishment, and discrete tax items, as applicable. Griffon believes this information is useful to investors. The following table provides a reconciliation of Earnings per share from continuing operations and Income from continuing operations to Adjusted earnings per share from continuing operations and Adjusted income from continuing operations:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO ADJUSTED INCOME FROM CONTINUING OPERATIONS

(in thousands, except per share data)

(Unaudited)

	For the Three Months Ended September 30,		For the Years Ended September 30,
	2013	2012	2013	2012

Income from continuing operations	$3,448	$3,448	$6,790	$17,011

Adjusting items, net of tax:
Restructuring and related	763	1,881	8,266	3,048
Acquisition costs	—	194	—	310
Loss on pension settlement	—	—	1,392	—
Discrete tax benefits	1,534	(3,484)	(325)	(5,110)

Adjusted income from continuing operations	$5,745	$2,039	$16,123	$15,259

Earnings per common share from continuing operations	$0.06	$0.06	$0.12	$0.30

Adjusting items, net of tax:
Restructuring	0.01	0.03	0.15	0.05
Acquisition costs	—	0.00	—	0.01
Loss on pension settlement	—	—	0.02	—
Discrete tax benefits	0.03	(0.06)	(0.01)	(0.09)

Adjusted earnings per share from continuing operations	$0.10	$0.04	$0.29	$0.27

Weighted-average shares outstanding	56,043	57,374	56,563	57,329